Exhibit 2

Perdigão and Sadia Association Leopoldo Viriato Saboya CFO and IR Officer Perdigão Companies José Luís Salazar CFO and IR Officer Sadia

Disclaimer This business combination involves the securities of a Brazilian company. The business combination is subject to disclosure requirements of Brazil that are different from those of the United States. It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Brazil, and some or all of its officers and directors may be residents of Brazil. You may not be able to sue a Brazilian company or its officers or directors in a Brazilian court for violations of the U.S. securities laws. It may be difficult to compel a Brazilian company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases. This communication is not an offering document and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Investors in American Depositary Shares (“ADSs”) of Sadia S.A. (“Sadia”) and U.S. holders of preferred shares of Sadia are urged to read the U.S. informational document regarding the association between Sadia and Perdigão S.A. (“Perdigão” and, together with Sadia, the “Companies”), when it becomes available, because it will contain important information. U.S. holders of common shares of Sadia are urged to read any informational document or other materials prepared by Perdigão for common shareholders of Sadia regarding the association because they will contain important information. Perdigão expects to submit copies of these documents to the U.S. Securities and Exchange Commission (“SEC”) when they are available, and investors and security holders may obtain free copies of these documents and other documents filed by the Companies with the SEC at the SEC’s website at www.sec.gov. A copy of any informational documents prepared for holders of ADRs or U.S. holders of common or preferred shares of Sadia (when available) may also be obtained for free from Perdigão. This communication contains forward-looking statements. These statements are statements that are not historical facts and are based on the current view and estimates of management of the Companies of future economic circumstances, industry conditions, company performance and financial results. The words “anticipates,” “believes,” “estimates,” “expects,” “plans” and similar expressions, as they relate to the Companies, are intended to identify forward-looking statements. Statements regarding the structure and timing of any association between the Companies, business strategies, future synergies, future costs and future liquidity of the Companies, and pro forma results of operations and financial condition of the Companies are examples of forward-looking statements. Such statements reflect the current views of management and are subject to a number of risks and uncertainties, including economic and market conditions in Brazil and globally, conditions in the industry of the Companies, any regulatory actions relating to the association, the ability of the Companies to achieve projected synergies and the risk factors outlined by each of the Companies in their filings with the SEC and the Brazilian Comissão de Valores Mobiliários (CVM). There is no guarantee that the expected events, trends or results will actually occur. Any changes in the assumptions and factors on which these forward-looking statements are based could cause actual results to differ materially from current expectations.

Operation’s Merits Creation of one of the largest and most efficient food processing companies in the world with headquarters in Brazil; Leading player in the international meat business; Scale, management and financial capacity to expand, particularly in international markets; High level of corporate governance standards: New Market (“Novo Mercado”) listing, diluted capital structure, transparency and liquidity

Concept Corporate reorganization of both Companies, unifying their operations The emergence of a New Company: BRF - Brasil Foods S.A.

Details of Reorganization Sale of Concórdia Holding Financeira in order to segregate Sadia’s activities that are unrelated to the food business; Concórdia Holding Financeira S.A., the controlling company of Concórdia S.A. C.V.M.C.C. and Concórdia Banco S.A., will be sold to Sadia’s current controlling shareholders; Sadia’s controlling holding company (HFF) will migrate to BRF through a merger of shares; Exchange ratio: 0.166247 share of BRF for 1 share of HFF; New corporate denomination of Perdigão S.A: BRF – Brasil Foods S.A.; BRF will raise new equity; The remaining shareholders of Sadia will migrate to BRF through a merger of shares; Exchange ratio: 0.132998 share of BRF for 1 share of Sadia’s minority shareholders; 1 2 3 4

Current Structure PERDIGÃO Market SADIA Controlling Share- holders Market Concórdia Holding Financeira Sadia Perdigão

Steps of Transaction1 SADIA HFF Market Concórdia Holding Financeira Note: Figures purely for illustrative purposes Exchange rate: Share of BRF for 1 share of Sadia SADIA HFF Market BRF “new corp. denom. of PERDIGÃO” SADIA Market BRF HFF Control. Share- holders Ex- Sadia’s control. share holders Exchange rate2: 0.166247 Sadia control.: R$ 5.59 Perdigão: R$ 33.65 Market Market Exchage rate2: 0.132998 Sadia market.: R$ 4.48 Perdigão: R$ 33.65 100% 1 Sale of Concórdia Holding Financeira 2) Incorporation of HFF’s shares 2 3 Incorporation of shares of remaining shareholders 1

Final Structure BRF 100.0% SADIA Ex- Control. Share- Holders Sadia Market Market BRF – Brasil Foods S.A.

The New Company: BRF – Brasil Foods S.A. One of the largest Food Companies in the world; Professional management and high-level of corporate governance; Strong brands; Diversified portfolio; Exports to more than 110 countries.